EXHIBIT 9(aa)

                                       IVY FUND

                     ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                          Ivy Global Natural Resources Fund
                                Ivy Asia Pacific Fund
                             Ivy International Value Fund


               AGREEMENT made as of the 31st day of December, 1996, by and between Ivy Fund (the "Trust") and Mackenzie Investment
          Management Inc. ("MIMI").

               WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

               WHEREAS, a separate series of shares of the Trust is offered to investors with respect to each investment portfolio;

               WHEREAS, the Trust has adopted a Master Administrative Services Agreement dated September 1, 1992 (the "Master Services Agreement"), pursuant to which the Trust has appointed MIMI to provide the administrative services specified in the Master Services Agreement; and

               WHEREAS, Ivy Global Natural Resources Fund, Ivy Asia Pacific Fund and Ivy International Value Fund (each, a "Fund" and collectively the "Funds") are separate investment portfolios of the Trust.

               NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

               1. As provided for in the Master Services Agreement, the Trust hereby adopts the Master Services Agreement with respect to the Funds, and MIMI hereby acknowledges that the Master Services Agreement shall pertain to the Funds, the terms and conditions of such Master Services Agreement being incorporated herein by reference.

               2. The term "Fund" as used in the Master Services Agreement shall, for purposes of this Supplement, pertain to each Fund.

               3. As provided in the Master Services Agreement and subject to further conditions as set forth therein, each Fund shall pay MIMI a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in each Fund's Prospectus for determining net asset value per share) of the net assets of that












          Fund during the preceding month at the annual rate of (i) 0.10% with respect to that Fund's Class A, Class B and Class C shares, and (ii) in the case of Ivy International Value Fund, 0.01%, with respect to that Fund's Class I shares.

               4. This Supplement and the Master Services Agreement (together, the "Agreement") shall become effective with respect to each of the Funds as of the date specified above, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect for a period of two years from that date. Thereafter, the Agreement shall continue in effect with respect to each Fund from year to year, provided such continuance with respect to each Fund is approved at least annually by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees (as defined in the Investment Company Act of 1940, as amended). This Agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by MIMI upon at least sixty (60) days' prior written notice to that Fund, or by a Fund upon at least sixty
          (60) days' written notice to MIMI; provided, that in case of termination by a Fund, such action shall have been authorized by the Trust's Board of Trustees, including the vote or written consent of a majority of the Trust's Independent Trustees.

                                   IVY FUND, on behalf of
                                   Ivy Global Natural Resources Fund,
                                   Ivy Asia Pacific Fund and
                                   Ivy International Value Fund



                                   By:  _____________________________
                                        Michael G. Landry, President


                                   MACKENZIE INVESTMENT MANAGEMENT INC.



                                   By:  _____________________________
                                        Michael G. Landry, President